Exhibit 3.1
Amendment No. 3
to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P.
     This Amendment No. 3, dated December 13, 2006 (this “Amendment”), to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Article XIII of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;
     WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the additional Partnership Securities authorized to be issued by the Partnership pursuant to such Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner;
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;
     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
     WHEREAS, the Board of Directors of the General Partner (the “Board”) deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the issuance of the Privately Placed Class B Units (as defined herein) and Privately Placed Common Units (as defined herein) to certain qualified institutional buyers and possibly certain accredited investors pursuant to a Unit Purchase Agreement, dated December 1, 2006, (ii) the issuance of Sponsor Class B Units (as defined herein) to the General Partner pursuant to a Purchase and Sale Agreement, dated November 16, 2006, (iii) the conversion of the Privately Placed Class B Units and Sponsor Class B Units into Common Units in accordance with the terms described herein, and (iv) such other matters as are provided herein.
     NOW, THEREFORE, it is hereby agreed that the Partnership Agreement is hereby amended as follows:
     1. Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:
     “Class B Distribution Increase Date” has the meaning assigned to such term in Section 5.11(g).
     “Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement. The term “Class B Unit” as used herein does not include a Common Unit, Subordinated Unit or Parity Unit. A Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs. The term “Class B Unit” includes the Privately Placed Class B Units and the Sponsor Class B Units.
     “Class B Unit Arrearage” means, with respect to any Class B Unit, whenever used, as to any Quarter, the amount if any, by which (a) the Minimum Quarterly Distribution in respect of such Quarter (or, for the period from the Class B Distribution Increase Date through the Conversion Effective Date, 115% of the Minimum Quarterly Distribution) exceeds (b) the sum of all Available Cash distributed with respect to a Class B Unit in respect of such Quarter pursuant to Section 5.11(b)(ii)(B)(x).
     “Class B Unit Value” means with respect to the Privately Placed Class B Units and the Sponsor Class B Units, $38.00 per unit.
     “Conversion Approval” has the meaning assigned to such term in Section 5.11(f).
     “Conversion Approval Date” has the meaning assigned to such term in Section 5.11(f).
     “Conversion Effective Date” has the meaning assigned to such term in Section 5.11(h).
     “Cumulative Class B Unit Arrearage” means, with respect to any Class B Unit, whenever used, as of the end of any Quarter, the excess, if any, by which (a) the sum resulting from adding together the Class B Unit Arrearage for each of the Quarters during which any Class B Unit has been Outstanding exceeds (b) the sum of any distributions theretofore made to a Class B Unit pursuant to Section 5.11(b)(ii)(B)(x)(2) and the penultimate sentence of Section 6.5 (including any distributions to be made in respect of the last of such Quarters).
     “Excess Payment” has the meaning assigned to such term in Section 5.11(b)(vi)(B) (as set forth in Section 5.11(g)).
     “Initial Unit Price” means (a) with respect to the Common Units, the Class B Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
     “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, in the case of the Sponsor Class B Units, the Issue Price shall be deemed to be $38.00 per unit, in the case of the Privately Placed Class B Units, $35.81 per unit, and in the case of the Privately Placed Common Units, $36.59 per unit.
     ”Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class B Units, Subordinated Units and Incentive Distribution Rights.
     “Private Common Unit Value” means with respect to the Privately Placed Common Units, $38.00 per unit.
     “Privately Placed Class B Units” means the Class B Units issued pursuant to the Unit Purchase Agreement.
     “Privately Placed Common Units” means the Common Units issued pursuant to the Unit Purchase Agreement.
     “Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated November 16, 2006, by and among Williams Energy Services, LLC, Williams Field Services Group, LLC, Williams Field Services Company, LLC, the General Partner, the Partnership and Williams Partners Operating LLC.

     “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     “Sponsor Class B Units” means the Class B Units issued to the General Partner or its designee pursuant to the Purchase and Sale Agreement.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a single class, at least a majority of the Outstanding Class B Units voting as a single class, and at least a majority of the Outstanding Subordinated Units voting as a single class, and after the end of the Subordination Period, at least a majority of the Outstanding Units.
     “Unit Purchase Agreement” means the Common Unit and Class B Unit Purchase Agreement, dated as of December 1, 2006, among the Partnership and the purchasers named therein.
     2. Section 1.1 of the Partnership Agreement is hereby further amended to amend and restate the final sentence to the definition of “Common Unit” as follows:
“The term “Common Unit” does not include a Subordinated Unit or a Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.”
     3. Section 1.1 of the Partnership Agreement is hereby further amended to add the following new sentence at the end of the definition of “Subordinated Unit”:
“In addition to the foregoing, for the avoidance of doubt, the term “Subordinated Unit” does not include a Class B Unit.”
     4. Section 4.5(d) of the Partnership Agreement is hereby amended and restated to read in its entirety:
“(d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units and Common Units (whether issued upon conversion of the Subordinated Units, the Class B Units or otherwise) to one or more Persons.”
     5. Section 4.8(c) of the Partnership Agreement is hereby amended and restated to read in its entirety:
“(c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c). The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(d). The transfer of a Privately Placed Common Unit shall be subject to the restrictions imposed by Section 6.7(d).”
     6. Section 5.5(a) of the Partnership Agreement is hereby amended to add the following at the end of such section:
“The initial Capital Account balance in respect of each Privately Placed Class B Unit and each Sponsor Class B Unit shall be the Class B Unit Value, and the initial Capital Account balance of each holder of Class B Units in respect of all Class B Units held thereby shall be the product of such initial balance for a Class B Unit multiplied by the number of Class B

Units held thereby. The initial Capital Account balance in respect of each Privately Placed Common Unit shall be the Private Common Unit Value, and the initial Capital Account balance of each holder of Privately Placed Common Units in respect of all Privately Placed Common Units held shall be the product of such initial balance for a Privately Placed Common Unit multiplied by the number of Privately Placed Common Units held thereby. Immediately following the creation of a Capital Account balance in respect of each Class B Unit, each Unitholder acquiring a Class B Unit at original issuance shall be deemed to have received a cash distribution in respect of such Class B Units in an amount equal to the product of (x) the total number of Class B Units so acquired by such Unitholder, multiplied by (y) either, (A) in the case of Privately Placed Class B Units, the difference between the Class B Unit Value and the Issue Price of a Privately Placed Class B Unit, or (B) in the case of Sponsor Class B Units, the difference between the Class B Unit Value and the Issue Price of a Sponsor Class B Unit. Immediately following the creation of a Capital Account balance in respect of each Privately Placed Common Unit, each Unitholder acquiring a Privately Placed Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Common Units in an amount equal to the product of (x) the total number of Privately Placed Common Units so acquired by such Unitholder, multiplied by (y) the difference between the Private Common Unit Value and the Issue Price of a Privately Placed Common Unit.”
     7. Section 5.5(d)(i) of the Partnership Agreement is hereby amended to add the following at the end of such section:
“Any adjustments that are made under this paragraph in connection with the issuance of the Class B Units and the Privately Placed Common Units shall be based on the Class B Unit Value, in the case of Class B Units, and the Private Common Unit Value, in the case of Privately Placed Common Units.”
     8. Section 5.7 of the Partnership Agreement is hereby amended to add a new clause (iv) to Section 5.7(b) as follows:
“(iv) the Cumulative Class B Unit Arrearage on all of the Outstanding Class B Units is zero.”
     9. Section 5.9(a) of the Partnership Agreement is hereby amended and restated to read in its entirety:
“(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the

Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage, Class B Unit Arrearage or Cumulative Class B Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Subordinated Units may convert prior to the end of the Subordination Period and the number of Common Units into which Class B Units may convert) are proportionately adjusted.”
     10. Article V of the Partnership Agreement is hereby amended to add a new Section 5.11 creating a new class of Units as follows:
“Section 5.11 Establishment of Class B Units
     (a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class B Units” and consisting of a total of 6,805,492 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.11.
     (b) Rights of Class B Units. During the period commencing upon issuance of the Class B Units and ending on the Conversion Effective Date (or that later time specified in this Section 5.11(b)), unless amended pursuant to Section 5.11(g) hereof:
     (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units (other than Privately Placed Common Units) that were then Outstanding.
     (ii) Distributions from Operating Surplus During Subordination Period. Notwithstanding anything to the contrary in Section 6.4(a), Unitholders holding Class B Units shall receive the same distribution per Unit pursuant to Section 6.4(a) as Unitholders holding Common Units receive pursuant to Section 6.4(a); provided, that:
     (A) Unitholders holding Class B Unit shall not receive any distribution pursuant to Section 6.4(a)(i)) or Section 6.4(a)(ii); and
     (B) following any distribution pursuant to Section 6.4(a)(ii) and prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed as follows: (x) (1) to the General Partner in accordance with its Percentage

Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter and (y)(1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage existing with respect to such Quarter.
     (iii) Distributions from Operating Surplus After Subordination Period. Notwithstanding anything to the contrary in Section 6.4(b), Unitholders holding Class B Units shall receive the same distribution per Unit pursuant to Section 6.4(b) as other Unitholders receive pursuant to Section 6.4(b); provided, that:
     (A) Unitholders holding Class B Units shall not receive any distributions pursuant to Section 6.4(b)(i); and
     (B) following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.11(b)(iii)(A)) and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 100% to the General Partner and the Unitholders holding Class B Units, Pro Rata, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter.
     (iv) Allocation of Net Termination Gain to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that
     (A) Unitholders holding Class B Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C); and
     (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Class B Units,

Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (iv)(B), until the Capital Account in respect of each Class B Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.11(b)(ii)(B)(x)(2) with respect to such Class B Unit for such Quarter, and (3) any then existing Cumulative Class B Unit Arrearage.
     (v) Allocation of Net Termination Loss to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (vi) Elimination of Cumulative Class B Unit Arrearages Upon Conversion. If a Cumulative Class B Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, as of such date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the Conversion Effective Date. For the taxable year in which the distribution is made, if not previously allocated, each Person receiving such distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A).
     (c) Voting Rights. The Class B Units will have such voting rights pursuant to the Partnership Agreement as such Class B Units would have if they were Common Units that were then Outstanding except that, (i) with respect to the Conversion Approval, none of the Class B Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote thereon, and (ii) other than with respect to the Conversion Approval, the Class B Units shall be entitled to vote as a separate class on any matter that materially adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter.
     (d) Certificates. The Class B Units will be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class B Units have not been registered under the Securities Act or any state securities laws.
     (e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class B Units.
     (f) Conversion. Except as provided in Section 5.11(i) and in this Section 5.11(f), the Class B Units are not convertible into Common Units. The Partnership shall, pursuant to the Unit Purchase Agreement, as promptly as practicable following the issuance of any Class B Units, but in any event not later than 180 days following such issuance, take such actions as may be necessary or appropriate to submit to a vote or consent of its Unitholders that hold Common Units the approval of a change in the terms of the Class B Units to provide that each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units) effective immediately upon receipt of such approval from the Unitholders that hold Common Units of the Partnership (the “Conversion Approval”) without any further action by the holders thereof. The vote or consent required for the Conversion Approval shall be a Unit Majority or such other the requisite vote as may be required under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading. Upon receipt of the Conversion Approval and compliance with Section 5.11(h), the terms of the Class B Units will be changed, automatically and without further action, so that each Class B Unit is converted into one Common Unit and immediately thereafter, none of the Class B Units shall be Outstanding. The date that the Conversion Approval is obtained is herein referred to as the “Conversion Approval Date.”
     (g) Automatic Provisions. If the Conversion Effective Date has not occurred within 180 days following the date of issuance of the Class B Units, then effective as of the next succeeding day (the “Class B Distribution Increase Date”) until the Conversion Effective Date, Section

5.11(b) will be deemed to be amended in its entirety, automatically and without further action, as follows:
     “(b) Rights of Class B Units. Prior to the Conversion Effective Date (or the later date specified in this Section 5.11(b)):
        (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units (other than Privately Placed Common Units) that were then Outstanding;
        (ii) Distributions from Operating Surplus During the Subordination Period. Notwithstanding anything to the contrary in Section 6.4(a), Unitholders holding Class B Units shall receive distributions per Unit pursuant to Section 6.4(a) equal to 115% of the distribution per Unit received by Unitholders holding Common Units pursuant to Section 6.4(a); provided, that:
        (A) Unitholders holding Class B Units shall not receive any distribution pursuant to Section 6.4(a)(i) or Section 6.4(a)(ii); and
        (B) following any distribution pursuant to Section 6.4(a)(ii) and prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed (x)(1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to 115% of the Minimum Quarterly Distribution for such Quarter (provided, further, that the portion of such distribution attributable to the additional 15% above the Minimum Quarterly Distribution shall be pro rated in the Quarter in which the Class B Distribution Increase Date occurs) and (y)(1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such Quarter; and

     (iii) Distributions from Operating Surplus After the Subordination Period. Notwithstanding anything to the contrary in Section 6.4(b), Unitholders holding Class B Units shall receive distributions per Unit pursuant to Section 6.4(b) equal to 115% of the distribution per Unit received by other Unitholders pursuant to Section 6.4(b); provided, that:
     (A) Unitholders holding Class B Units shall not receive any distributions pursuant to Section 6.4(b)(i); and
     (B) following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.11(b)(iii)(A)) and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 100% to the General Partner and the Unitholders holding Class B Units, Pro Rata, in accordance with their respective percentage interests until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to 115% of the Minimum Quarterly Distribution for such Quarter.
     (iv) Allocation of Net Termination Gain to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that:
     (A) Unitholders holding Class B Units shall not receive any allocations pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(1)(C);
     (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (iv)(B), until the Capital Account in respect of each Class B Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) 115% of the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.11(b)(ii)(B)(x)(2) with respect to such Class B Unit for such Quarter, and (3) any then existing Cumulative Class B Unit Arrearage; and

     (C) the amount allocated to Unitholders holding Class B Units pursuant to Section 6.1(c)(1)(D), Section 6.1(c)(1)(E), Section 6.1(c)(1)(F) and Section 6.1(c)(1)(G) shall be the amount required to make the Per Unit Capital Amount of each Class B Unit equal to 115% of the Per Unit Capital Amount of a Common Unit.
     (v) Allocation of Net Termination Loss to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (vi) Elimination of Cumulative Class B Unit Arrearages Upon Conversion; Excess Payments. If the Conversion Effective Date occurs after the Class B Distribution Increase Date, on the Conversion Effective Date (or the later date specified in Section 5.11(b)(vi)(B) below):
     (A) if a Cumulative Class B Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed (1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, as of the Conversion Effective Date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the Conversion Effective Date. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A); and
     (B) for the Quarter in which such conversion occurs, concurrently with the distribution of Available Cash in respect of such Quarter in accordance with Section 6.4 hereof (subject to Section 5.11), a distribution shall be paid to each holder of record of Class B Units as of the Conversion Effective Date, with the amount of such distribution for each such Class B Unit to be equal to the product of (a) 15% of the amount to be distributed in respect of such Quarter to each Common Unit times (b) a fraction, of which (I) the numerator is the number of days in such Quarter up to but excluding the Conversion Effective Date and (II) the denominator is the total number of days in such Quarter (such amount, the “Excess Payment”). For the taxable year in which an Excess Payment is made, if not previously allocated, each holder of a Class B Unit shall be allocated items of gross income in an amount equal to the Excess Payment distributed to it as provided in Section 6.1(d)(iii)(A). For the avoidance of doubt, each Common Unit issued upon conversion of a Class B Unit shall be entitled to receive the full distribution payable to the holder of a Common Unit concurrently with the distribution of such Excess Payment.
     (h) Surrender of Certificates. Upon receipt of the Conversion Approval in accordance with Section 5.11(f) or a change in rules of the National Securities Exchange as described in Section 5.11(i), the General Partner shall give the holders of the Class B Units prompt notice of such Conversion Approval or change in rules and, subject to the requirements of Section 6.7(d), each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Conversion Approval Date or, in the case of Section 5.11(i), the date of the effectiveness of such rule change (the “Conversion Effective Date”), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.
     (i) Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class B Units into Common Units as provided in Section 5.11(f), the terms of such Class B Units will be changed so that each Class B Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.11(h)) into one

Common Unit and immediately thereafter, none of the Class B Units shall be Outstanding.”
     11. Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended to read in its entirety:
“(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 5.5(a), with respect to Class B Units or Privately Placed Common Units, or Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.”
     12. Article VI is hereby amended to add a new Section 6.1(d)(xiv) as follows:
“(xiv) Allocations for Class B Units and Privately Placed Common Units.
     (A) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event or Book-Down Event occurring after the date of issuance of the Class B Units and the Privately Placed Common Units, Partnership items of income or gain for such taxable period shall be allocated 100% (1) to the Partners holding Privately Placed Common Units in proportion to the number of Privately Placed Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for an outstanding Common Unit (other than a Privately Placed Common Unit) and (2) to the Partners holding Class B Units or converted Class B Units that are Outstanding as of the time of such conversion in proportion to the number of Class B Units or converted Class B Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Class B Unit or converted Class B Unit to the Per Unit Capital Amount for a then outstanding Common Unit.

(B) With respect to any taxable period of the Partnership ending upon, or after, the transfer of Privately Placed Common Units or converted Class B Units to a Person that is not an Affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% (1) to the Partners transferring such Privately Placed Common Units in proportion to the number of Privately Placed Common Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit) and then (2) to the Partners transferring such converted Class B Units in proportion to the number of converted Class B Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such converted Class B Unit to the Per Unit Capital Amount for a then outstanding Common Unit.”
     12. Section 6.5 is hereby amended to add the following as a new penultimate sentence:
“Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage.”
     13. Section 6.6(a) of the Partnership Agreement is hereby amended to amend and restate the first sentence thereof as follows:
“The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages, Cumulative Common Unit Arrearages, Class B Unit Arrearages and Cumulative Class B Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9.”
     14. Article VI is hereby amended to add a new Section 6.7(d) as follows:
“(d) A Unitholder holding (1) a Privately Placed Common Unit or (2) a Class B Unit that has converted into a Common Unit pursuant to Section 5.11 shall be required to provide notice to the General Partner of the transfer of the Privately Placed Common Unit or converted Class B Unit no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiv)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xiv)(A), the General

Partner has previously determined, based on advice of counsel, that the Privately Placed Common Unit or converted Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(d), the General Partner shall take whatever steps are required to provide economic uniformity to the Privately Placed Common Units and converted Class B Units in preparation for a transfer of such Units, including the application of Section 6.1(d)(xiv)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.”
     15. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
     16. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
     17. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
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     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: Williams Partners GP LLC
By:	/s/ Rodney J. Sailor
Rodney J. Sailor
Treasurer